[Translation]

EXHIBIT 10.1

TRANSACTION, RELEASE AND DISCHARGE

BETWEEN:

ANAPHARM INC.

(hereinafter called the “Employer”)

AND:

MARC LEBEL

(hereinafter called the “Employee”)

______________________________________________

WHEREAS the Employee has been employed in Quebec, Canada by the Employer, and currently holds the position of Chief Executive Officer and President with the Employer; Employee further serves as an officer and/or director for PharmaNet Development Group, Inc. (“PharmaNet”) and/or its direct and indirect subsidiaries and affiliates (collectively, the “PharmaNet Entities”) (all positions and roles held by Employee with the PharmaNet Entities, including Employer, are referred to herein as the parties’ “Relationships”);

WHEREAS Employee was employed by the Employer pursuant to that certain Employment Agreement dated March 18, 2002 and any amendments thereto (“Employment Agreement”);

WHEREAS Employer does not wish to renew the Employment Agreement when its term expires on March 17, 2007 (the “Separation Date”);

WHEREAS the parties wish to settle amicably any and all disputes between them, including but not limited to any disputes relating to the parties’ Relationships, the termination of the Relationships, or the non-renewal of the Employment Agreement, without any admission;

NOW, THEREFORE, THE PARTIES HAVE AGREED AS FOLLOWS:

1.

The preamble shall form an integral part of this agreement;

2.

The Employer undertakes to pay the Employee a total gross sum of NINE HUNDRED THIRTY-FIVE THOUSAND AND NINE HUNDRED NINETY DOLLARS (CND $935,990.00), to be paid in equal instalments over twenty-four (24) months on dates that correspond to the Employer’s normal payroll cycle, commencing as soon as reasonably practicable following the first day of the seventh month following the signing of this “Transaction, Release and Discharge”. The payments set forth in this paragraph represent compensation equivalent to twenty-four (24) months’ salary, from which payments the Employer shall make the necessary deductions on account of taxes;

3.

In consideration of the foregoing, the Employee acknowledges that his employment with the Employer has conclusively and permanently terminated, and Employee will be deemed to have resigned from his role as a director (including chairman, if applicable) or officer with any PharmaNet Entity, including Employer; Employee further acknowledges that he has received all amounts of every nature and kind to which he may be entitled as a result of the Relationships, the termination of the Relationships, or the non-renewal of the Employment Agreement, including, without limitation, the amounts that may be owed to him under the Employment Agreement or by way of prior notice or pay in lieu of notice pursuant to his contract of employment, the Civil Code of Québec and the Act respecting labour standards;

4.

The Employee waives the right to take any further proceedings of any kind against any PharmaNet Entity (including but not limited to Employer), predecessor and successor corporations and business entities, past present, and future, and its and their directors, shareholders, officers, employees, insurers and reinsurers, representatives, agents, and employee benefit plans (and the trustees or other individuals affiliated with such plans), past present and future (“Releasees”) for any reason, including but not limited to by reason of any of the Relationships, the termination of the Relationships, or the non-renewal of the Employment Agreement;

5.

The Employee, on behalf of himself, his heirs, executors, administrators and/or assigns, hereby grants to the Releasees a full, final, and general release and discharge from and in respect of any and all actions, causes of action, suits, claims, debts, claims, proceedings, complaints or demands of every nature and kind, known or unknown, suspected or unsuspected, which Employee, or his heirs, executors, administrators, and/or assigns, ever had or now has against each or any of the Releasees, on account of any cause from the beginning of time to the date of Employee’s execution of this agreement, including but not limited to any and all claims resulting from the Relationships, the termination of the Relationships, or the non-renewal of the Employment Agreement, and any and all claims under any United States or Canadian federal, state, provincial, or local law (including but not limited to any constitution, statute, regulation, ordinance, or common law), including but not limited to the U.S. Age Discrimination in Employment Act and the New Jersey Conscientious Employee Protection Act. This agreement shall not waive or release any rights or claims that may arise after the date that Employee executes this agreement. In addition, nothing in this agreement shall waive or release Employee's rights to indemnification, if any, under the charter, by-laws, or insurance policies of any PharmaNet Entity.

6.

The Employee agrees that any vested but unexercised stock options must be exercised in accordance with the terms of the applicable stock option plans or grants; any stock options or restricted stock units that have not vested as of the Separation Date shall not vest and shall be forfeited;

7.

Employee expressly acknowledges that the duties and obligations owed by him in the Employment Agreement, including but not limited to the duties set forth in Paragraphs 8, 9, and 12, are continuing and are incorporated herein by reference as if fully set forth herein; in addition, Employee agrees that the duration of the Non-Competition Agreement set forth in section 8(a) of the Employment Agreement and incorporated herein by reference shall be extended to twenty-four (24) months from the Separation Date;

8.

In addition to the Employee’s obligations set out in section 8(b) of the Employment Agreement and in consideration of the foregoing, the Employee undertakes, for a period of twenty-four (24) months starting from the Separation Date, not to solicit, directly or indirectly, the customers of any PharmaNet Entity, not to allow his name to be used to solicit any such customers, and not to take any action aimed at leading or inducing any persons to decide to terminate all or any part of their business relationship with any PharmaNet Entity;

9.

In addition to the Employee’s obligations set out in section 8(c) of the Employment Agreement and in consideration of the foregoing, the Employee further undertakes, for a period of twenty-four (24) months starting from the Separation Date, not to induce, try to induce or otherwise solicit the personnel of any PharmaNet Entity to leave their employment with such entity and not to hire any PharmaNet Entity’s personnel for any business or enterprise in which the Employee has an interest, as an employee or otherwise;

10.

Except as required or protected by law, the Employee further undertakes not to do any thing or make any statement (written or oral) that is negative or disparaging of the Releasees, or could in any way harm the reputation or public image of the Releasees;

11.

The parties agree to keep the terms of this agreement confidential except to the extent required or protected by law, in connection with a dispute pertaining to this agreement, or, in the case of the Employer, for legitimate business purposes;

12.

Employee confirms that he has returned any and all documents, data, materials and other property of the PharmaNet Entities that he has ever had in his possession, custody, or control, and Employee further confirms that he has cancelled all accounts for his benefit, if any, in the name of any PharmaNet Entity, including but not limited to, credit cards, telephone charge cards, cellular phone, pager, and/or other handheld device accounts, and computer accounts;

13.

Employee acknowledges that he will be deemed an affiliate under SEC Rule 144 promulgated under the Securities Act of 1933, as amended, for a period of three (3) months from the date of the Separation Date, and will remain subject to PharmaNet’s insider trading policy until the later of: (i) PharmaNet’s public release of its financial statements for the quarter ended March 30, 2007; or (ii) Employee is no longer in possession of material non-public information; Employee also acknowledges and agrees that, notwithstanding PharmaNet’s policies, Employee understands that he will remain subject to all United States securities laws and regulations;

14.

Employee shall make himself available at reasonable times (not to exceed more than eight (8) hours per week or twenty (20) hours per month unless additional compensation is provided by the Employer) without further compensation to cooperate with any PharmaNet Entity and its or their attorneys and answer any questions from them regarding the Relationships, his former duties during such Relationships, or any knowledge or information he obtained during such Relationships; such cooperation shall include but not be limited to cooperation in connection with pending litigation, threatened litigation, investigation of claims, investigations by governmental agencies, providing information to, or testifying at deposition, trial, arbitration or other proceeding or otherwise assisting in any litigation, arbitration or other proceeding brought by or against any PharmaNet Entity, or any investigation or proceeding brought by any regulatory or law enforcement agency or legislative body, or testifying or otherwise assisting in a proceeding relating to an alleged violation of any law relating to fraud or any rule or regulation of the Securities and Exchange Commission;

15.

Employee agrees and acknowledges that this agreement is not, and shall not be construed to be, an admission of any violation of any law or duty owed by Releasees to Employee, or of any wrongdoing to Employee by Releasees;

16.

This agreement constitutes the entire agreement between Employee and Employer or Releasees with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, including the Employment Agreement (except for the duties and obligations owed by Employee in the Employment Agreement, including but not limited to the duties set forth in Paragraphs 8, 9, and 12), relating to the subject matter hereof. Employee acknowledges that neither the Employer, the Releasees, nor their agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, other than the express written representations herein; Employee agrees that this agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement signed by both Employee and Employer;

17.

This agreement is made and entered into in the Province of Quebec and shall be interpreted, enforced, and governed under the law of that Province and the laws of Canada without regard to applicable conflicts of laws principles;

18.

This agreement shall be binding upon Employee and upon his heirs, representatives, executors, administrators, successors and assigns, and shall inure to the benefit of Employer and Releasees, and to their respective heirs, representatives, executors, administrators, successors and assigns;

19.

Employee expressly acknowledges that each of the PharmaNet Entities and Releasees is an intended beneficiary of this agreement, and may enforce this agreement in accordance with its terms. Employee’s duties and obligations hereunder to the PharmaNet Entities and Releasees may not be varied, modified or discharged absent the written consent of the affected companies or individuals.

20.

This agreement is intended to comply with section 409A of the United States Internal Revenue Code and its corresponding regulations and guidance, to the extent applicable. Notwithstanding any provisions of the agreement to the contrary, payments may only be made under the agreement upon an event and in a manner permitted by section 409A of the Code, to the extent applicable. To the extent that any payment under this agreement is deemed to be deferred compensation subject to the requirements of section 409A of the Code, the Employer and the Employee shall amend this agreement so that such payments will be made in accordance with the requirements of section 409A of the Code. Amendment of the agreement to comply with section 409A of the Code will not result in Employee being entitled to receive any enhanced benefit under the agreement.

21.

Employee shall not execute this agreement before March 17, 2007;

22.

This agreement constitutes a transaction within the meaning of articles 2631 and following of the Civil Code of Québec.

23.

Employee further certifies and acknowledges that:

(a)

Employee has read the terms of this agreement and understands its terms and effects, including the fact that he has agreed to RELEASE AND FOREVER DISCHARGE the Releasees from the claims identified in paragraphs 4 and 5;

(b)

Employee has signed this agreement voluntarily and knowingly in exchange for the consideration described herein, which Employee acknowledges is adequate and satisfactory;

(c)

the payments, benefits, promises and undertakings performed, and to be performed, as set forth herein exceed and are greater than the payments and benefits, if any, to which Employee would have been entitled had he not executed this agreement;

(d)

Releasees have advised Employee, through this document, to consult with an attorney concerning this agreement prior to signing this agreement;

(e)

Employee has been informed that he has the right to consider this agreement for a period of twenty-one (21) days from receipt prior to entering into this agreement and Employee has signed on the date indicated below after concluding that the agreement is satisfactory; and

(f)

Employee may revoke the agreement within seven (7) days after signing it. Revocation must be made by sending a written notice of revocation to Mr. John Hamill, via overnight mail, certified mail or by hand delivery, at 504 Carnegie Center, Princeton, New Jersey 08540. This agreement will not be effective or enforceable until the expiration of this seven (7) day period. The expiration of such revocation period will be the effective date of this agreement. If Employee revokes this agreement, it will not become binding or effective, and Employee will not receive the benefits set forth in this agreement.

IN WITNESS WHEREOF, THE PARTIES HAVE SIGNED THIS AGREEMENT IN DUPLICATE

On this 26th day of March 2007	On this 17th day of March 2007
/s/ Jeffrey P. McMullen	/s/ Marc LeBel
Anapharm Inc. Duly authorized representative	Marc LeBel